Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President - Finance

(314) 621-0699

Final: For Immediate Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Shaun Smolarz

(203) 682-8225/(203) 682-8346

BAKERS FOOTWEAR REPORTS FIRST QUARTER FISCAL YEAR 2008 SALES

ST. LOUIS, MO., May 8, 2008 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today reported first quarter fiscal 2008 net sales.

For the thirteen weeks ended May 3, 2008 (the Company’s first fiscal quarter) net sales decreased 11.6% to $43.5 million, compared to $49.3 million in the thirteen weeks ended May 5, 2007. Comparable store sales in the first quarter of fiscal year 2008 decreased 11.1%, compared to a decline of 9.3% in the comparable period last year.

During the first quarter of fiscal 2008, Bakers Footwear opened one new Bakers store and closed one store. At quarter end, the Company operated a total of 249 stores.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “While soft early in the quarter, our April sales rebounded solidly to flat comparative sales reflecting strength across all major footwear categories and in particular, sandals. We believe we are positioned to build upon this improving trend given the growing importance of open-toe footwear to our total business over the next several months.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide under its Bakers and Wild Pair formats. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, INABILITY TO SATISFY DEBT COVENANTS, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.